Exhibit 10.19

October 14, 2013

Personal and Confidential

Dear Eric:

I am very pleased to provide you with a summary of the terms and conditions of your anticipated employment by bluebird bio, Inc. (the “Company”). The following outlines the terms and conditions of your offer of employment. We hope that you will help further build a meaningful company that helps the lives of many patients in need!

Your position will be Senior Director, Finance reporting to Linda Bain, VP, Finance & Business Operations. As our employee, we expect that you will devote substantially all of your working time to the performance of your duties to the Company, and you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times. If you accept this offer, your employment with the Company will begin on November 4, 2013 (the “Commencement Date”).

Please note, however, that no provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment with the Company is at-will employment which may be terminated by you or the Company at any time for any reason with or without advance notice. Here is a summary of the terms:

•	Your initial salary will be $7,115.38 paid on a bi-weekly basis, which when annualized equals $185,000. Your base salary shall be payable in substantially equal periodic installments in accordance with Company’s normal payroll practices as in effect from time to time (the “Base Salary”). The Company will deduct from each such installment of the Base Salary all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate. You understand and agree that the annualized base rate described above is set forth as a matter of convenience and does not constitute nor will be deemed to constitute an agreement by the Company to employ you for any specific period of time.

•	You will be eligible for a one-time sign-on bonus in the amount of $25,000, less applicable taxes, payable in one installment; on the payroll following your first date of employment.

•	Subject to approval by the Company’s Board of Directors (or an appropriate Committee appointed by the Board of Directors), the Company will grant you an option to purchase 12,000 shares of common stock in the Company at the then-current fair market value, pursuant to the terms of the Company’s 2013 Stock Option and Incentive Plan. You will need to sign the appropriate equity agreement, in the Company’s standard form, which, together with the Stock Plan, constitutes the “Equity Documents.”

•	You will also be eligible to participate fully in employee benefit plans that the Company provides or may establish for the benefit of its employees generally. Your eligibility to participate in these plans and receive benefits thereunder will be subject to the plan documents governing such benefits. Notwithstanding the foregoing, you understand and agree that nothing contained herein will require the Company to establish or maintain any fringe benefits and any such benefits may be modified, amended, terminated or cancelled at any time by the Company in its sole and absolute discretion.

Because your employment with the Company is on an “at-will” basis, either you or the Company may terminate the employment relationship at any time, for any or no reason. As a condition of your employment, you certify to the Company that you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company. You further certify that your signing this letter of employment does not violate any order, judgment or injunction applicable to you, or conflict with or breach any agreement to which you are a party or by which you are bound. If you are subject to any such agreement or order, please forward it to Jeff Walsh along with a copy of this letter.

Additionally, as a condition of your employment, you also certify that all facts you have presented to the Company are accurate and true. This includes, but is not limited to, all oral and written statements you have made (including those pertaining to your education, training, qualifications, licensing and prior work experience), resume or c.v., or in any interview or discussion with the Company.

The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, you will be required to sign and return an agreement relating to confidentiality, non-competition and work product on or before your first day of work, as a condition of this offer of employment (the “Assignment of Invention, Nondisclosure and Noncompetition Agreement”). A copy of the Assignment of Invention, Nondisclosure and Noncompetition Agreement is enclosed for your consideration and signature.

Your employment with the Company is also conditioned on your eligibility to work in the United States. On your first day, you must complete an I-9 Form and provide us with any of the accepted forms of identification specified on the I-9 Form. A copy of an I-9 Form is enclosed for your information.

This letter, along with the Equity Documents and the Assignment of Invention, Nondisclosure and Noncompetition Agreement, constitute our entire offer regarding the terms and conditions of your prospective employment with the Company, and supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.

The terms of your employment shall be governed by the law of Massachusetts. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be resolved in a court of competent jurisdiction in Massachusetts by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter. Your signature on the copy of this letter and your submission of the signed copy to me will evidence your agreement with the terms and conditions set forth herein. This offer will expire on October 17, 2013 unless accepted by you prior to such date by directing the signed offer letter to my attention with two signed copies of the Assignment of Invention, Nondisclosure and Noncompetition Agreement.

Eric, we are pleased to offer you the opportunity to join the Company, and we look forward to having you aboard. We are confident that you will continue to make important contributions to our unique and exciting opportunity to make a difference in bringing important new therapies to patients who need them.

Sincerely,

/s/ Linda Bain
Linda Bain
VP, Finance & Business Operations

Acknowledged And Agreed:

/s/ Eric M. Sullivan
Eric Sullivan

10/16/13
Date

Enclosures:	Copy of Offer Letter
I-9 Form
Assignment of Invention, Nondisclosure and Noncompetition Agreement (2)
Employee Benefits Summary